Exhibit 10.13

JOINT-VENTURE CUM SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made on the 19th day of October, 2022

BETWEEN

(1)	SUPER APPS HOLDINGS SDN BHD (Company No: 1460050-W), a company incorporated in Malaysia and having its address at L5-07, Level 5, Wisma BU 8, No. 11, Lebuh Bandar Utama, Bandar Utama, 47800 Petaling Jaya, Selangor (“Super Apps”) of the first part;

AND

(2)	MOBILITYONE SDN. BHD. (Company No: 601637-T), a company incorporated in Malaysia and having its business address at Unit 6-2A-2, Wisma LMS, No. 6 Jalan Abdul Rahman Idris, Kg Baru, 50300 Kuala Lumpur (“MSB”) of the second part;

AND

(3)	ONESHOP RETAIL SDN. BHD. (Company No. 201901037715 (1347045-P)), company incorporated in Malaysia and having its business address at Unit 6-2A-2, Wisma LMS, No. 6, Jalan Abdul Rahman Idris, Kampung Baru, 50300 Kuala Lumpur, Malaysia (“Company”) of the third part.

(Each a “Party” and collectively “Parties”)

WHEREAS

(1)	MSB is as at the date of this Agreement the legal and beneficial owner of 100 ordinary shares of RM1.00 each in the Company representing 100% of the issued and fully paid up share capital of the Company.

(2)	On or about the date of this Agreement, Super Apps and MSB entered into a Share Sale Agreement (“SSA”) where MSB has agreed to sell Sixty (60) ordinary shares of RM1.00 each in the Company, and Super Apps has agreed to purchase and accept those shares, subject to the terms and conditions of the SSA.

(3)	Upon the closing of transactions under the SSA, Super Apps shall have acquired Sixty (60) ordinary shares of RM1.00 each in the Company representing 60% of the issued and fully paid up shares in the Company.

(4)	The Parties are desirous that the relationship of Super Apps and MSB as shareholders of the Company be regulated upon the terms and conditions as set out in this Agreement. The Shareholders mutually trust and respect each other and shall work towards the growth of the Company. The management of the Company is responsible for making prompt business decisions and executions necessary for rapidly changing Internet industry with transparency. The Shareholders agree to render support and advice with due consideration for the existing culture of the Company.

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In consideration of the mutual covenants herein contained, it is agreed as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless otherwise specifically defined herein or the context otherwise requires or permits, the following words and expressions have the meanings respectively ascribed to them below:

“Act”	means the Companies Act 2016.

“Agreement”	means this Joint Venture cum Shareholders Agreement entered into between the Parties.

“Business Day”	means a day (other than a Saturday, Sunday or public holiday) when banks in Kuala Lumpur are open for business.

“Closing”	means the closing of the sale and purchase of Shares under the SSA.

“Shares”	means the ordinary shares of RM1.00 each in the capital of the Company.

“Shareholders”	means Super Apps and MSB.

1.2	In this Agreement, unless the context requires otherwise:

(a)	recitals and headings are used for convenience only and do not affect the interpretation of this Agreement;
(b)	a reference to a party to a document includes that party’s successors and permitted assigns;
(c)	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;
(d)	the singular includes the plural and vice versa and reference to any gender includes the other genders;
(e)	a statute or guideline or directive, or any provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at a particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under that statute.
(f)	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement must be in writing;
(g)	words denoting an obligation on a party to do an act, matter or thing includes an obligation to procure that it be done or words placing a party under a restriction include an obligation not to permit an infringement of the restriction;
(h)	a reference to “days” shall mean Gregorian calendar days;
(i)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it.

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2.	CONDITIONAL AGREEMENT

2.1	This Agreement takes effect only on the date that Super Apps becomes a shareholder of the Company (“Effective Date”).

2.2	Any Party may terminate this Agreement by notice in writing to the other Parties if this Agreement has not become effective within Three (3) months from the date of this Agreement.

3.	SHARE CAPITAL

3.1	Issued Share Capital

The issued share capital of the Company is RM100.00 divided into 100 ordinary shares of RM1.00 each held or to be held by the following Shareholders in the following proportions (as may be adjusted from time to time, the “Shareholding Proportion”) on the Closing:

(i)	Super Apps – Sixty (60) Shares (representing 60.0% of the total issued and paid up share capital of the Company); and

(ii)	MSB – Forty (40) Shares (representing 60.0% of the total issued and paid up share capital of the Company

3.2	Further issue of Shares

Other than as specified in this Agreement, the Parties agree that any creation or issue of new Shares shall require the prior written approval of all Shareholders.

Any issuance of new Shares by the Company as set out in this clause shall be subject to all applicable laws and regulations and regulatory approvals.

4.	TRANSFER OF SHARES

4.1	Restriction on transfer of Shares

The Shareholders may not, whether directly or indirectly, sell, transfer, assign, mortgage, pledge, charge, encumber or otherwise dispose of their respective shareholding or part of it in the Company (“Transfer”) except:

(a)	with the prior written consent of the other Shareholder which consent shall not be unreasonably withheld; or
(b)	in accordance with the provisions of this Agreement.

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Any Transfer in breach of clause or which does not comply with the procedures and requirements of clause shall not be valid and binding on the Parties, and the Company shall refuse to recognize and register any such Transfer.

4.2	Condition on transfer of Shares

In addition to obtaining the necessary consents under this clause, if a Shareholder proposes to Transfer any Share (the “Selling Party”), the other Shareholder has the right of first refusal with respect to such Transfer as provided in clause 4.3.

Notwithstanding anything to the contrary in this Agreement, no Shares are to be Transferred to any person (“Purchaser”) unless such proposed Purchaser (if not already a Shareholder) agrees to be bound by the terms and conditions of this Agreement by executing and delivering to the Company and the Shareholders a written undertaking in the form of the deed of adherence set out in Annexure A.

4.3	Rights of first refusal

The Selling Party may Transfer its Shares only if it is not in default under this Agreement.

The Selling Party must give notice in writing (“Sale Notice”) to the other Shareholder (“Continuing Party”) of its wish to Transfer any of its Shares, specifying the number of Shares (“Sale Shares”) it wishes to Transfer, the price (“Sale Price”) and the terms on which it is willing to Transfer the Sale Shares.

Within Thirty (30) days of the date of the giving to the Continuing Party of the Sale Notice, the Continuing Party has the option to purchase all (but not less than all) of the Sale Shares, at the Sale Price and on the terms specified in the Sale Notice.

In order to exercise the option established in this clause, the Continuing Party shall give notice to the Company and the other Shareholder within such 30-day period (“Acceptance Notice”), indicating in such notice if it is willing to purchase all the Sale Shares.

If a Continuing Party fails to give the Acceptance Notice within the 30-day period abovementioned it shall be deemed to have declined to exercise its option.

Upon the exercise of its option the exercising Continuing Party must pay to the Selling Party the Sale Price and in exchange thereof the Selling Party must deliver and Transfer to the Continuing Party full legal and beneficial title to the Sale Shares, free from encumbrances (unless otherwise agreed), and the Selling Party must execute and do all such documents acts and things as may be necessary to effect such delivery and Transfer. All such actions must be completed within Fifteen (15) Business Days of the exercise of the option, subject to any applicable regulatory, anti-trust or third party approvals having been granted.

If no Continuing Party exercises the option referred to in clause, the Selling Party shall, within Ninety (90) days of the date of the giving of the Sale Notice, at liberty to sell all (but not only part) of the Sale Shares that it desires to sell to the Purchaser for at least the Sale Price and on terms no more favourable than those specified in the Sale Notice.

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Notwithstanding the Transfer of the Sale Shares the Selling Party remains liable and responsible for the due discharge, performance and observance of all its liabilities and obligations, whether actual or contingent, arising out of or on or in respect of or in connection with this Agreement at any time up to and including the date of the Transfer of the Sale Shares.

4.4	Tag Along Right

If the Selling Party gives a Sale Notice pursuant to clause above, and the Continuing Party does not exercise the option referred to in the above clause, and a third party Purchaser wishes to purchase the Sale Shares from the Selling Party, the Continuing Party shall have the right (but not the obligation), exercisable upon a written notice given to the Selling Party and to the Company within Thirty (30) days from the date of the Sale Notice, to elect to participate in such sale to the Purchaser by requiring the Selling Party to procure the Purchaser to purchase any or all of the Continuing Party’s Shares on the same terms and conditions specified in the Sale Notice.

The Selling Party shall use reasonable endeavors (but without involving any financial obligation on its part) to procure that the Purchaser offers to purchase in addition to the number of Shares the Purchaser is purchasing from the Selling Party, any or all of the Continuing Party’s Shares.

If the third party Purchaser does not offer to purchase any or all of the Continuing Party’s Shares, the Selling Party shall not be allowed to sell its Shares to the third party Purchaser on the terms and conditions specified in the Sale Notice.

The Continuing Party shall effect its participation in the sale by delivering to the Selling Party at or before closing of the sale of the Shares by the Selling party one or more certificates, properly endorsed for Transfer to the Purchaser, which represent the shares which the Continuing Party is entitled to sell under this clause.

4.5	Permitted transfer to Related Corporation

Notwithstanding anything contained herein, any Shareholder may Transfer all (but not only part) of its Shares to a corporation which is its holding company, or its Subsidiary, or a subsidiary of its holding company (“Related Corporation”)

4.6	Waiver

The Shareholders may by agreement in writing waive any provision of this clause 4.

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5.	GENERAL MEETING OF SHAREHOLDERS

5.1	General meetings

Annual general meetings and extraordinary general meetings of the Shareholders are to be held in accordance with the provisions of the Act.

5.2	Quorum

The quorum for all general meetings of the Shareholders is two persons, being one representative of Super Apps, and one representative of MSB, who must be present throughout the meeting and who must be the relevant Shareholder’s proxy, attorney or authorised representative. If the quorum is not present within half an hour of the scheduled time of the meeting, the meeting shall stand adjourned to the same day, location and time on the following week. If such day is not a Business Day, the meeting shall be held on the next Business Day.

5.2	Voting rights

Voting rights of shareholders shall be in proportion to the number of shares held by each shareholder.

5.3	Chairman

The Chairman for the general meeting of shareholders shall be the Chairman of the Board of Directors, however, the Chairman shall not be entitled to a second or casting vote.

5.4	Voting by hand or by poll

Subject to any rights or restrictions for the time being attaching to any class or classes of shares at a meeting of members or classes of members each member is entitled to vote in person or by proxy or by attorney and on a show of hands every person present who is a member or a representative of a member shall have one vote and on a poll every member present in person or by proxy or by attorney or duly authorised representative shall have one vote for each share he holds.

5.5	Proxy

The instrument appointing a proxy shall be in writing (in the common or usual form) under the hand of the appointer or his attorney duly authorised in writing or if the appointer is a corporation either under seal or under the hand of an officer or attorney duly authorised. A proxy may but need not be a member of the Company. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

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The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarial certified copy of that power or authority shall be deposited at the registered office of the company or at such other place within Malaysia as is specified for that purpose in the notice convening the meeting, not less that forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or in the case of a poll, not less than twenty-four (24) hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

A vote given in accordance with the terms of an instrument of proxy or attorney shall be valid notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind or revocation is received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used.

5.6	Shareholders Reserved Matters

The parties hereto agree that notwithstanding any other provisions herein contained the Board of Directors of the Company shall not enter into or effect or pass any resolution in respect of any of the following matters unless such resolution obtains the majority vote of not less than seventy-five per centum of the Shareholders at a general meeting or by circular resolution:-

(a)	any reduction of the share capital of the Company or the variation of the rights attaching to any class of Shares or any redemption, purchase or other acquisition by the Company of Shares or other securities of the Company;
(b)	any increase or other change to the share capital of the Company or the creation, allotment or issue of any Shares or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such Shares or securities;
(c)	any consolidation, division, conversion or subdivision of Shares or other securities of the Company;
(d)	any material change in the scope of the Business or carrying on any business other than the Business;
(e)	the Transfer of all or a significant part of the Business or assets (whether by a single transaction or a series of related transactions);
(f)	the payment or declaration of any dividend or other distribution on account of shares in the Company’s capital, and appropriation of retained earnings;
(g)	the winding-up, dissolution, or liquidation of the Company;
(h)	any action for any merger, business combination, consolidation or amalgamation with any other company or business, scheme of arrangement, company split, reorganization or any other similar action;
(i)	any related party transactions including any transactions between the Company and (i) any Shareholder; (ii) any Director; or (iii) any person connected with any Shareholder or any Director; and
(j)	such other matters requiring the approval of all Shareholders as specified in the Act or in the Constitution.

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6.	BOARD OF DIRECTORS

6.1	The Board

The Board of Directors of the Company shall consist of not less than Five (5) Directors. The Shareholders are entitled to nominate the following number of Directors to the Board:

Shareholder	Number of Directors
Super Apps	Three
MSB	Two

provided that the numbers above will be adjusted to correspond to any change in the Shareholding Proportion.

6.2	Rights of Parties in respect of Directors

The parties hereto shall be entitled to remove the director the party has appointed or his alternate Director and replace the same with such other person as and when the party deems fit.

A Director shall have the right to nominate an alternate Director in place of himself.

6.3	Quorum

The quorum necessary for the transaction of the business of the Directors shall be two (2) provided always there shall be present at least One (1) Director from Super Apps and One (1) Director from MSB.

In the absence of a quorum at any meeting of the Directors, the meeting shall be adjourned to the same day and time in the next week and at the same place.

At such adjourned meeting, if such quorum is not present the meeting shall be dissolved.

6.4	Circular resolution

A written resolution or minutes of a decision made by the Board signed by all the Directors will be regarded as valid and effectual as if they had been passed at a duly convened Board meeting. Any such written resolution or minutes may consist of several documents (or facsimiles) in like form or in one or more counterparts, each signed by one or more of the Directors, and all counterparts taken together constitute one document.

6.5	Chairman

The Chairman of the Board will be elected from the Directors and will hold office until the conclusion of each annual general meeting and be eligible for re-election. The Chairman does not have a second or casting vote. So long as Super Apps remains to be the largest shareholder of the Company, the Chairman shall be one of the directors nominated by Super Apps.

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6.6	No shareholding requirement

The Directors need not be shareholders of the Company.

6.7	Appointment of Manager / Chief Executive Officer

The Directors shall be empowered to appoint a manager and/or executive(s) of the Company to assist the Directors in the operation and management of the Company.

6.8	Directors’ remuneration fee

The Directors shall be entitled to such remuneration fees and reimbursements as may be determined by all Shareholders of the Company.

7.	SECRETARY

The Board of Directors of the Company shall appoint a Secretary who shall be of Malaysian Nationality nominated for such term, at such remuneration and upon such conditions as they may deem fit.

8.	COVENANT OF THE PARTIES

8.1	Covenant of MSB

MSB hereby agrees and undertakes the following:-

(a)	it shall provide the necessary technical and business supports to achieve the business target of the Company; and

(b)	it shall unconditionally guarantee business target at value of no less than RM560,000,000.00 (Ringgit Malaysia Five Hundred and Sixty Million) turnover in the financial year ending 31 December 2023 or any other period as mutually agreed between the Parties (“Business Target”)

8.2.	Covenant of Super Apps

Super Apps hereby agrees and undertakes the following:-

(a)	it shall provide additional working capital for the expressed purpose of expanding the business of the Company (“Business”); and

(b)	it further undertakes to fund all working capital needed to enhance the Business.

8.3	For the avoidance of doubt, Parties agree that MSB shall not provide and/or be responsible in any way for any and all additional working capital as such additional working capital as may be required for the Business which shall be solely borne by and under the responsibility of Super Apps.

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8A.	LIMITATION OF THE SELLER’S LIABILITY

8A1.	Notwithstanding anything contained in this Agreement to the contrary, MSB’s cumulative liability, including for any claims, expenses, damages, covenant or indemnity obligations under or in connection with this Agreement (“MSB’s Liability”), shall not exceed the aggregate number of shares of Technology & Telecommunication Acquisition Corporation (TETE) issued to MSB pursuant to the SSA.

9.	FINANCIAL MATTERS

9.1	The parties hereto agree to use their best endeavors to ensure that the Company maintains accurate and complete accounting and other financial records in accordance with generally accepted accounting principles.

9.2	The parties hereto shall ensure that all financial reports are completed in time for the quarterly and yearly filing.

9.3	The parties shall procure that each party and its respective authorised representatives shall be allowed access at all reasonable times to examine the books and records of the Company.

9.4	The Board of Directors of the Company shall appoint an independent firm of professional accountants approved by the parties hereto to act as the auditors for the Company.

10.	TERMINATION

10.1	If a Party:-

(a)	shall fail to take all necessary action to remedy any breach of this Agreement within fourteen (14) days from the service of any written notice by any other party hereto complaining of such breach;

(b)	shall become of unsound mind bankrupt insolvent or any other similar proceeding is instituted against such party or any party hereto is dissolved or liquidated, whether voluntarily or involuntarily;

(c)	shall enter into any composition or arrangement with its or his creditors;

(d)	shall have a receiver appointed over the whole or any part of its undertaking or assets;

(e)	breach any of the agreements covenants terms stipulations and undertakings herein provided;

then and in any such event the other parties hereto shall, without prejudice to such other rights and remedies as they may have including the right to sue for damages, be entitled to terminate this Agreement in its entirety.

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10.2	In the event of termination pursuant to this clause, any party (“Non-defaulting Shareholder”) other than the party with respect to which this Agreement was terminated (“Defaulting Shareholder”) shall have the right to purchase from the Defaulting Party all (but not a part of) the shares in the Company held by the Defaulting Shareholder at the book value per share or the fair market value as determined by the auditors of the Company, whichever shall be the lower. In determining the fair market value of the shares, the auditors shall be deemed to be acting as experts and not as arbitrators, and the decision of the auditors shall be final and binding on the parties thereto. Upon receipt of such offer from any Non-defaulting Shareholder, the Defaulting Shareholders shall transfer its shares in the Company at the price as determined aforesaid.

10.3	If the Non-defaulting Shareholder does not exercise its right to purchase the Defaulting Shareholder’s shares within thirty (30) days from the termination of this Agreement, the parties shall procure the winding-up of the Company.

11.	SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

11.1	Termination of this Agreement for any cause whatsoever shall not release any party hereto from any liability which at the time of termination has already accrued to the other party hereto or which thereafter may accrue in respect of any act or omission prior to such termination.

12.	NON-WAIVER

12.1	No failure or delay on the part of either party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or such right or power preclude any other or further exercise thereof or the exercise of any other right or power herein.

13.	CONFIDENTIALITY AND CO-OPERATION

13.1	The parties hereto hereby agree to co-operate in the free exchange of information to promote the Company’s interests and at all times to maintain strict confidentiality and secrecy in respect of all information.

13.2	Notwithstanding the provision of clause 17.1, the parties hereto shall not use otherwise than for the interest of the Company any confidential information of or from the other parties hereto without the prior written consent from the disclosing party or originator of such information.

13.3	Nothing in this Agreement shall be deemed to constitute a partnership between the parties to this Agreement nor constitute any party the agent of the other party(ies) or otherwise entitle any party to have authority to bind any other party(ies) to this Agreement for any purpose.

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14.	NOTICES

14.1	Any notice given pursuant to this Agreement shall be in writing and may be given by sending the same in prepaid registered post or delivering the same by hand to the party concerned at the address hereinbefore stated or at such other address as such party may have notified in writing to the other party for this purpose and any notice so given shall be deemed to have been served three (3) days after it is so posted or on the day of delivery as the case may be.

15.	COUNTERPARTS

15.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall come into effect on the date of this Agreement. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission or email and shall be as valid and effectual as if executed as an original and with the original signatures to follow.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement is governed by and construed in accordance with the laws of Malaysia. All disputes arising out of this Agreement and the documents to be entered into pursuant to it shall be subject to the exclusive jurisdiction of the courts of Malaysia.

17.	MISCELLANEOUS

17.1	If any of the provisions of this Agreement is or becomes invalid illegal or unenforceable in any respect under any law, the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.2	This Agreement and all rights and obligations hereunder are personal to the parties hereto and the parties hereto shall not assign or attempt to assign any such rights or obligations without the prior written consent of the other party.

17.3	This Agreement shall be binding on the heirs personal representatives and successors-in-title of the parties hereto.

17.4	The Company shall bear the stamp duty for this Agreement. Other than as aforesaid, each Party shall pay its own costs and expenses incurred in connection with and incidental to negotiating, preparing and implementing this Agreement.

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IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands the day and year first above written.

SIGNED by	)
for and on behalf of	)
SUPER APPS HOLDINGS	)
SDN BHD	)
in the presence of :-)		/s/ Wan Heng Chee
Name: Wan Heng Chee
NRIC No.: 610605-10-6587
Designation: Executive Director

/s/ Yap Oi Chin
Name: Yap Oi Chin
NRIC No.: 570118-10-5508
Designation: Secretary

SIGNED by	)
for and on behalf of	)
MOBILITYONE SDN. BHD.	)
in the presence of :-)		/s/ Dato’ Hussian @ Rizal Bin A. Rahman
Name: Dato’ Hussian @ Rizal Bin A. Rahman
NRIC No.: 620419-12-5345
Designation: Chief Executive Officer

/s/ Derrick Chia Kah Wai
Name: Derrick Chia Kah Wai
NRIC No.: 710612-10-5097
Designation: Deputy Chief Executive Officer

SIGNED by	)
for and on behalf of	)
ONESHOP RETAIL SDN. BHD.	)
in the presence of :-)		/s/ Derrick Chia Kah Wai
Name: Derrick Chia Kah Wai
NRIC No.: 710612-10-5097
Designation: Director

/s/ Dato’ Hussian @ Rizal Bin A. Rahman
Name: Dato’ Hussian @ Rizal Bin A. Rahman
NRIC No.: 620419-12-5345

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Annexure A

Deed of Adherence

Date:
To:	Each of the parties to the Joint Venture Cum Shareholders Agreement
From:	Purchaser

Dear Sirs

[ONESHOP RETAIL SDN. BHD. (“Company”)] – Confirmation of Adherence

[I/We] refer to the Joint Venture Cum Shareholders Agreement dated [insert date] between Super Apps and MSB, as such agreement may have been or may be amended or supplemented from time to time (“Agreement”). Capitalized defined terms used in the Agreement shall have the same meaning in this Deed of Adherence.

[I/We] are acquiring [number] Shares from [insert name of Transferor] and [I/we] agree and undertake with each of you the following:

1.	[I/We] shall adhere to and be bound in all respects as a Shareholder by the provisions of the Agreement (as it may be amended from time to time), and to comply with all obligations imposed upon us as a Shareholder by the Agreement.

2.	Notwithstanding anything contained herein or the transfer of the Shares, nothing in this Deed of Adherence shall in any way release, discharge or limit the liability of [insert name of Transferor] for the due and prompt performance of its obligations under the Agreement.

3.	[I/We] notify the following address for the purpose of clause 14 [Notices] of the Agreement:

Name: Super Apps Holdings Sdn Bhd

Address: L5-07, Level 5, Wisma BU8, No.11, Lebuh Bandar Utama, Bandar Utama, Petaling Jaya, Selangor

E-Mail: aaron@ica-my.com

For the attention of: Mr. Wan Heng Chee

Name: Mobilityone Sdn. Bhd.

Address: Unit 6-2A-2, Wisma LMS, No. 6 Jalan Abdul Rahman Idris, Kg Baru, 50300 Kuala Lumpur

Email: derrick@mobilityone.com.my

For the attention of: Mr. Derrick Chia Kah Wai

With a copy to:

Email: dominic@mobilityone.com.my

For the attention of: Mr. Seah Boon Chin (Dominic)

4.	[I/We] acknowledge that, in the event that [I/we] fail to comply with our obligations contained in this Deed of Adherence at any time, specific performance would (if so elected by you) be the most appropriate remedy and relief in any proceedings brought against [me/us] in relation to such failure, but that this shall be without prejudice to any other rights each of you may have under this Deed of Adherence, at law or otherwise.

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5.	The undertakings given in this Deed of Adherence shall be given to each of you for your own benefit and for the benefit of each of your successors or assigns.

6.	This Deed shall be governed by and construed in accordance with the laws of Malaysia and the provisions of clause 16 [Governing Law and Jurisdiction] of the Agreement shall apply to this Deed mutatis mutandis.

TRANSFEREE:

Executed by	)
[TRANSFEREE]	)
)
)

Name:
IC/Passport No.
Title:

in the presence of:

Signature of witness:
Witness Name:
Witness IC/Passport No.:

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